Exhibit 99.1

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Harry J. Cynkus (404) 888-2922

Rollins, Inc. Revises Year Ended December 31, 2005 Results

Atlanta, GA, March 3, 2006 -- Rollins, Inc., a premier North American consumer and commercial services company (NYSE: ROL), today announced revised earnings for its year ended December 31, 2005.

On February 15, 2006, the Company released its financial results announcing net income of $54.3 million, or $0.78 per diluted share, for the year ended December 31, 2005. On February 17, 2006, subsequent to the Company’s press release of its unaudited financial results, the Company learned that the 11th Circuit Court of Appeals had unexpectedly ruled against Orkin, Inc., its wholly owned subsidiary. The Court reinstated previously dismissed punitive damages in connection with the plaintiff Collier Black arbitration decision against the company in 2003. As a result, the Company’s net income for the year ended December 31, 2005 has been revised to $52.8 million, or $0.76 per diluted share.

Accounting rules require that this judgment be reflected in the company’s December 31, 2005 financial statements as the case was ongoing at year end.

Management stated that they strongly disagree with the 11th Circuit Court’s ruling and are exploring all options to have the case further adjudicated.

Rollins, Inc. is a premier North America consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico and Panama from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.